UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Veoneer Inc

(Name of Issuer)

Veoneer SDB

(Title of Class of Securities)

U9223V100

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

(X) Rule 13d-1(b)

Rule 13d-1(c)

Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. U9223V100

1.	Names of Reporting Persons. Nordea Investment Management AB
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization SE
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 414,031
	6.	Shared Voting Power
	7.	Sole Dispositive Power 414,031
	8.	Shared Dispositive Power
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 414,031
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.4%
12.	Type of Reporting Person (See Instructions) FI

CUSIP No. U9223V100

1.	Names of Reporting Persons. Nordea Generationsfond 90-tal
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization SE
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 2,308
	6.	Shared Voting Power
	7.	Sole Dispositive Power 2,308
	8.	Shared Dispositive Power
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,308
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) FI

CUSIP No. U9223V100

1.	Names of Reporting Persons. Nordea Sverige Passiv
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization SE
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 48,076
	6.	Shared Voting Power
	7.	Sole Dispositive Power 48,076
	8.	Shared Dispositive Power
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 48,076
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) FI

CUSIP No. U9223V100

1.	Names of Reporting Persons. Nordea Generationsfond 80-tal
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization SE
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 16,484
	6.	Shared Voting Power
	7.	Sole Dispositive Power 16,484
	8.	Shared Dispositive Power
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,484
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) FI

CUSIP No. U9223V100

1.	Names of Reporting Persons. Nordea Generationsfond 70-tal
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization SE
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 31,258
	6.	Shared Voting Power
	7.	Sole Dispositive Power 31,258
	8.	Shared Dispositive Power
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,258
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) FI

CUSIP No. U9223V100

1.	Names of Reporting Persons. Nordea Generationsfond 60-tal
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization SE
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 31,589
	6.	Shared Voting Power
	7.	Sole Dispositive Power 31,589
	8.	Shared Dispositive Power
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,589
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) FI

CUSIP No. U9223V100

1.	Names of Reporting Persons. Nordea Generationsfond 50-tal
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization SE
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 6,538
	6.	Shared Voting Power
	7.	Sole Dispositive Power 6,538
	8.	Shared Dispositive Power
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,538
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) FI

CUSIP No. U9223V100

1.	Names of Reporting Persons. Nordea Generationsfond Senior
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization SE
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 619
	6.	Shared Voting Power
	7.	Sole Dispositive Power 619
	8.	Shared Dispositive Power
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 619
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) FI

CUSIP No. U9223V100

1.	Names of Reporting Persons. Nordea Avtalspensionsfond Midi
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization SE
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,336
	6.	Shared Voting Power
	7.	Sole Dispositive Power 1,336
	8.	Shared Dispositive Power
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,336
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) FI

CUSIP No. U9223V100

1.	Names of Reporting Persons. Institutionella Aktiefonden Sverige
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization SE
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 130,385
	6.	Shared Voting Power
	7.	Sole Dispositive Power 130,385
	8.	Shared Dispositive Power
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 130,385
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) FI

CUSIP No. U9223V100

1.	Names of Reporting Persons. Nordea Donationsmedelsfond
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization SE
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 2,737
	6.	Shared Voting Power
	7.	Sole Dispositive Power 2,737
	8.	Shared Dispositive Power
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,737
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) FI

CUSIP No. U9223V100

1.	Names of Reporting Persons. Nordea 2 - Swedish Enhanced Equity Fund - Asset
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization SE
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 69,507
	6.	Shared Voting Power
	7.	Sole Dispositive Power 69,507
	8.	Shared Dispositive Power
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 69,507
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) FI

CUSIP No. U9223V100

1.	Names of Reporting Persons. Nordea_Bank
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization SE
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,000
	6.	Shared Voting Power
	7.	Sole Dispositive Power 1,000
	8.	Shared Dispositive Power
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,000
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) FI

CUSIP No. U9223V100

1.	Names of Reporting Persons. Nordea Invest Nordic Small Cap
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization SE
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 500
	6.	Shared Voting Power
	7.	Sole Dispositive Power 500
	8.	Shared Dispositive Power
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 500
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) FI

CUSIP No. U9223V100

1.	Names of Reporting Persons. Nordea 1 - Nordic Equity Small Cap Fund - Asset
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization SE
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 2,000
	6.	Shared Voting Power
	7.	Sole Dispositive Power 2,000
	8.	Shared Dispositive Power
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,000
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) FI

CUSIP No. U9223V100

1.	Names of Reporting Persons. Nordea Nordic Small Cap Fund
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization SE
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 50,000
	6.	Shared Voting Power
	7.	Sole Dispositive Power 50,000
	8.	Shared Dispositive Power
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 50,000
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) FI

CUSIP No. U9223V100

1.	Names of Reporting Persons. Nordea Asset Allocation Fund - Optima - Asset
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization SE
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 5,970
	6.	Shared Voting Power
	7.	Sole Dispositive Power 5,970
	8.	Shared Dispositive Power
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,970
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) FI

CUSIP No. U9223V100

1.	Names of Reporting Persons. Nordea Asset Allocation Fund - Futura - Asset
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization SE
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 13,724
	6.	Shared Voting Power
	7.	Sole Dispositive Power 13,724
	8.	Shared Dispositive Power
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,724
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) FI

Item 1.

(a)	Name of Issuer

Veoneer Inc

(b)	Address of Issuer's Principal Executive Offices

C/O REGISTERED AGENT SOLUTIONS, INC., 9 E. LOOCKERMAN STREET SUITE 311, DOVER, US-DE, 19901, US

Item 2.

(a)	Name of Person Filing

Nordea Investment Management AB

Nordea Generationsfond 90-tal
Nordea Sverige Passiv
Nordea Generationsfond 80-tal
Nordea Generationsfond 70-tal
Nordea Generationsfond 60-tal
Nordea Generationsfond 50-tal
Nordea Generationsfond Senior
Nordea Avtalspensionsfond Midi
Institutionella Aktiefonden Sverige
Nordea Donationsmedelsfond
Nordea 2 - Swedish Enhanced Equity Fund - Asset
Nordea_Bank
Nordea Invest Nordic Small Cap
Nordea 1 - Nordic Equity Small Cap Fund - Asset
Nordea Nordic Small Cap Fund
Nordea Asset Allocation Fund - Optima - Asset
Nordea Asset Allocation Fund - Futura - Asset

(b)	Address of Principal Business Office or, if none, Residence

M 540, Stockholm, SE-10571, Sweden

(c)	Citizenship

See Item 4 on the cover page(s) hereto.

(d)	Title of Class of Securities

E-DEP REC

(e)	CUSIP Number

U9223V100

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is:

(a)		A Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)		A Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)		An insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)		An investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)		An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)		An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)		A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)		A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)		A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	X	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)		A group, in accordance with §240.13d-1(b)(1)(ii)(K).

Item 4. Ownership.

(a)	Amount beneficially owned:

See Item 9 on the cover page(s) hereto.

(b)	Percent of class:

See Item 11 on the cover page(s) hereto.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See Item 5 on the cover page(s) hereto.

(ii)	Shared power to vote or to direct the vote:

See Item 6 on the cover page(s) hereto.

(iii)	Sole power to dispose or to direct the disposition of:

See Item 7 on the cover page(s) hereto.

(iv)	Shared power to dispose or to direct the disposition of:

See Item 8 on the cover page(s) hereto.

Item 5. Ownership of 5% or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More than 5 Percent on Behalf of Another Person

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable

Item 8. Identification and Classification of Members of the Group

Each reporting person may be deemed to be a member of a group with respect to the issuer or securities of the issuer for the purposes of Section 13(d) or 13(g) of the Act. Each reporting person declares that neither the filing of this statement nor anything herein shall be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, (i) acting (or has agreed or is agreeing to act) with any other person as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of the issuer or otherwise with respect to the issuer or any securities of the issuer or (ii) a member of any syndicate or group with respect to the issuer or any securities of the issuer.

Item 9. Notice of Dissolution of Group

Each reporting person may be deemed to be a member of a group with respect to the issuer or securities of the issuer for the purposes of Section 13(d) or 13(g) of the Act. Each reporting person declares that neither the filing of this statement nor anything herein shall be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, (i) acting (or has agreed or is agreeing to act) with any other person as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of the issuer or otherwise with respect to the issuer or any securities of the issuer or (ii) a member of any syndicate or group with respect to the issuer or any securities of the issuer.

Item 10. Certifications

By signing below each signatory certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: 2022-01-26

Nordea Investment Management AB

By:	Nordea Investment Management AB,
its General Partner

By:
Name:	Rasmus Kroner
Title:	Authorized Signatory

Nordea Generationsfond 90-tal

By:	Nordea Generationsfond 90-tal,
its General Partner

By:
Name:	Rasmus Kroner
Title:	Authorized Signatory

Nordea Sverige Passiv

By:	Nordea Sverige Passiv,
its General Partner

By:
Name:	Rasmus Kroner
Title:	Authorized Signatory

Nordea Generationsfond 80-tal

By:	Nordea Generationsfond 80-tal,
its General Partner

By:
Name:	Rasmus Kroner
Title:	Authorized Signatory

Nordea Generationsfond 70-tal

By:	Nordea Generationsfond 70-tal,
its General Partner

By:
Name:	Rasmus Kroner
Title:	Authorized Signatory

Nordea Generationsfond 60-tal

By:	Nordea Generationsfond 60-tal,
its General Partner

By:
Name:	Rasmus Kroner
Title:	Authorized Signatory

Nordea Generationsfond 50-tal

By:	Nordea Generationsfond 50-tal,
its General Partner

By:
Name:	Rasmus Kroner
Title:	Authorized Signatory

Nordea Generationsfond Senior

By:	Nordea Generationsfond Senior,
its General Partner

By:
Name:	Rasmus Kroner
Title:	Authorized Signatory

Nordea Avtalspensionsfond Midi

By:	Nordea Avtalspensionsfond Midi,
its General Partner

By:
Name:	Rasmus Kroner
Title:	Authorized Signatory

Institutionella Aktiefonden Sverige

By:	Institutionella Aktiefonden Sverige,
its General Partner

By:
Name:	Rasmus Kroner
Title:	Authorized Signatory

Nordea Donationsmedelsfond

By:	Nordea Donationsmedelsfond,
its General Partner

By:
Name:	Rasmus Kroner
Title:	Authorized Signatory

Nordea 2 - Swedish Enhanced Equity Fund - Asset

By:	Nordea 2 - Swedish Enhanced Equity Fund - Asset,
its General Partner

By:
Name:	Rasmus Kroner
Title:	Authorized Signatory

Nordea_Bank

By:	Nordea_Bank,
its General Partner

By:
Name:	Rasmus Kroner
Title:	Authorized Signatory

Nordea Invest Nordic Small Cap

By:	Nordea Invest Nordic Small Cap,
its General Partner

By:
Name:	Rasmus Kroner
Title:	Authorized Signatory

Nordea 1 - Nordic Equity Small Cap Fund - Asset

By:	Nordea 1 - Nordic Equity Small Cap Fund - Asset,
its General Partner

By:
Name:	Rasmus Kroner
Title:	Authorized Signatory

Nordea Nordic Small Cap Fund

By:	Nordea Nordic Small Cap Fund,
its General Partner

By:
Name:	Rasmus Kroner
Title:	Authorized Signatory

Nordea Asset Allocation Fund - Optima - Asset

By:	Nordea Asset Allocation Fund - Optima - Asset,
its General Partner

By:
Name:	Rasmus Kroner
Title:	Authorized Signatory

Nordea Asset Allocation Fund - Futura - Asset

By:	Nordea Asset Allocation Fund - Futura - Asset,
its General Partner

By:
Name:	Rasmus Kroner
Title:	Authorized Signatory

EXHIBIT INDEX

Exhibit	Description of Exhibit

99.1	Joint Filing Agreement